C'H Davis

SETTLEMENT AND WELL BUYOUT AGREEMENT

THIS SETTLEMENT AGREEMENT ("Agreement"), is made and entered into this 9th day of December, 2009, by and between High Plains Gas, LLC (hereinafter referred to as "High Plains"), a Wyoming limited liability company, whose address is P.O. Box 1564 Gillette, WY 82717 and Alpha Wyoming Land Company, LLC. (hereinafter referred to as "Alpha"), a Delaware limited liability company whose address is P.O. Box 3039, Gillette, WY 82717. Collectively, Alpha and High Plains may be referred to herein as the "Parties," and singularly as the "Party."

IT IS AGREED:

PART ONE. AGREEMENT DOCUMENTS

This Agreement consists of the following Parts and documents, hereinafter called "the Agreement Documents":

- Part One. The Agreement Documents.
- Part Two. Definitions.
- Part Three. Initial Term and Intent of this Lease.
- Part Four. Buy Out of High Plains CBM Wells
- Part Five. Possession, Obligations, and Agreements;
- Part Six. Standard Terms and Conditions; and
- All Exhibits to this Lease which are expressly stated to be part of this Lease in Parts One, Two, Three, Four, Five and Six.

PART TWO. DEFINITIONS

2.1 *Alpha Owned Surface*. Alpha owned real property in Sections 21, 22, 23, 26, 27, 28, 34 and 35 of Township 51 North, Range 72 West, 6th P.M., Campbell County, Wyoming, as shown on Exhibit A.

2.2 *CBM Wells*. The CBM wells now owned by High Plains Gas, LLC, as more specifically described in Part Five and on Exhibit B.

2.3 *CH Davis Gas Interest*. Gas interests owned by High Plains Gas, LLC, and produced by the CH Davis #1 Oil Well (API # 49-005-05765).

2.4 *Non-coal Mineral Owners*. The owners of all mineral estates, excepting coal, lying beneath either the Alpha Owned Surface or the Western Fuels Owned Surface.

2.5 *Western Fuels Owned Surface*. Real property owned by Western Fuels Ltd., but leased for coal mining purposes to Alpha in Sections 26, 27, 34 and 35 of Township 51 North, Range 72 West, 6th P.M., Campbell County, Wyoming, as shown on Exhibit A.

2.6 *Alpha Surface Estates.* All those surface lands owned or leased by Alpha in Sections 26, 27, 34 and 35 of Township 51 North, Range 72 West, 6th P.M., Campbell County, Wyoming,.
2.7 *Mineral Estates.* The respective mineral interests beneath the Alpha Surface Estates as defined herein.
2-8 *Surface Estates.*

PART THREE. INITIAL TERM AND INTENT OF THIS AGREEMENT

3-1 Intent of this Agreement. Each Party recognizes that the other Party has certain rights to access the Surface Estates to produce and develop their individual Mineral Estates. It is the intent of this Agreement to set out the terms and conditions under which the parties will exercise their respective rights concerning access to the surface estates and production and development of the Mineral Estates, to provide for the operation and purchase of High Plains' coalbed methane wells, and to provide for the operation of that certain oil and gas well known as the CH Davis #1 (API # 49-005-05765).

3-2 Effective Date of Agreement. The effective date of this Agreement is 12:01 a.m., November 1, and shall continue until final payment has been received by High Plains, according to the terms and conditions set out herein, provided, however, that this Agreement shall be subject to the special terms and conditions set out other provisions hereof.

PART FOUR. BUY OUT OF HIGH PLAINS CBM WELLS

4-1 Buyout of High Plains Mineral Interests. Alpha enjoys the right to access the Surface Estates for the purpose of mining Federal coal. In addition, Alpha has acquired the lease for, the associated operating rights related to, and the assets of, the CH Davis #1 (API # 49-005-05765) oil well. High Plains has secured the rights to access the herein defined Surface Estates for the development and extraction of the coalbed methane deposits thereunder, and is now operating six CBM wells on those Surface Estates. In addition, High Plains owns an interest in the gas produced from the CH Davis #1 (API # 49-005-05765). To ensure maximum resource recovery by both Parties, provide for efficient operations, and to avoid potential litigation, Alpha agrees to buy from High Plains all of High Plains' mineral interests, surface, and subsurface rights, whether fee, leasehold, easement, right-of-way, infrastructure, or other property right of any kind whatsoever, and interests in, on, or under the Mineral Estates and Surface Estates, including the six CBM wells mentioned herein, and the gas rights from CH Davis #1 (API # 49-005-05765), for the Consideration of **$745,000.00** (Seven Hundred Forty-Five Thousand Dollars). Paragraphs 4-1.1 through 4-1.6 more specifically describe the six components which make up the aforementioned Consideration. Payment of said amount will be full and complete payment for all High Plain's rights, interest, and ownership of the herein described property. This agreement does not include the compressor site, or related equipment on the compressor site.

4-1.1 Purchase of CH Davis #1 Gas Interest. High Plains currently owns the gas interests produced by the CH Davis #1 Oil Well (API # 49-005-05765). The parties agree that the value of the CH Davis #1 gas interest is **$25,000.00** (Twenty Five Thousand Dollars). Alpha agrees to purchase the aforementioned gas interest for the value mentioned herein by making a one-time payment in that amount to High Plains on or before the 30th day of November, 2009.

4-1.2 Rights to Operation of, and Oil Production from, CH Davis #1. Alpha currently owns the CH Davis #1 Oil Well (API # 49-005-05765). By this Agreement, Alpha agrees to lease and assign the right to operate the well to High Plains, and to assign all Alpha's rights to all oil and gas produced from said well, less that due and owing to royalty owners and other claimants, until Alpha requires the well to be shut in for mining purposes, or for the term of three years (3 years), whichever comes first. The parties estimate that the value of this assignment to High Plains by Alpha is **$312,000.00** (Three Hundred Twelve Thousand Dollars), and it is the intent of this paragraph that the assignment of oil production, to High Plains by Alpha, will be full and complete payment for four CBM wells owned by High Plains located on the Surface Estates, namely the _Eagle Butte 21-35-5172, the Eagle Butte 22-35-5172, the Eagle Butte 24-26-5172, and the Eagle Butte 23-26-5172. While Alpha will have sole authority over the minimum or maximum rate of production during the term of the operating agreement, High Plains will operate the well, and will be entitled retain all oil and gas production therefrom, but will pay from that production, or the proceeds thereof, all pumping, operating and maintenance, and administrative costs of the CH Davis #1 well. All oil and gas proceeds will be accounted for and credited to Alpha's account in accordance with Wyoming statutory law (WSA 30-5-305) for so long as the well is operating. Title to the CBM wells indentified above will pass to Alpha at final payment. Nothing herein with standing, the parties agree to develop and sign a joint operating agreement for the CH Davis #1 Oil Well, or other wells owned by Alpha.

4-1.3 Payment for Wells on Alpha Surface. High Plains owns and operates two CBM wells on Alpha Surface, namely Well No. 13-35 (API# 49-005-56458 and Well No. 14-35 (API # 49-005-56610 . Under current mining plans, Alpha intends to mine through Well No. 13-35 well in the year 2012, and the Well No. 14-35 well in the year 2013. The parties hereby agree that Alpha will pay to High Plains the sum of **$75,000.00** (Seventy-Five Thousand Dollars) in 2012 and the sum of **$75,000.00** (Seventy-Five Thousand Dollars) in 2013 as full and complete payment for the herein identified wells. The amounts described herein will be payable by Alpha at the end of the first quarter of the year in which the subject well is mined out after notice given by High Plains. If these 2 wells become noncommercial due to mining activity, prior to mine through, High Plains will notify Alpha, followed up with a invoice for the $75,000 for that particular well, with payment from Alpha to follow in the following quarter of the year of the date of the invoice.

4-1.4 Reduction in Black Thunder Ranch Well Overriding Royalty. Alpha and High Plains have entered into two Oil and Gas Leases, both dated August 5th, 2008, for certain properties owned by Alpha (herein called the Black Thunder Ranch Mineral Interests). The parties hereby agree that the royalty interest due to Alpha as a result of oil

production from any well drilled by High Plains, or its successor or assigns, on Alpha's Black Thunder Ranch Mineral Interests, as identified in the above referenced Oil and Gas Leases, shall be reduced to 13%. The parties agree that the value of the herein described overriding royalty decrease to High Plains is **$57,000.00** (Fifty-Seven Thousand Dollars). this

4-1.5 Salvage of CH Davis #1. Alpha hereby grants to High Plains the right to salvage the oil equipment, tanks, motors, treaters, and other infrastructure from the CH Davis #1 oil well at the time the well is taken out by Alpha's mining operations. The Parties agree that the value of the salvage right is **$40,000.00** (Forty Thousand Dollars). Salvage will occur no later than January 30th of 2013 unless otherwise agreed by the Parties.

4-1.6 Final Payment. On or before January 30th of 2013, based on the Davis #1 Well being removed, due to mining operations, Alpha will make one final payment to High Plains in the amount of approximately **$161,000.00** which amount will reflect the amounts remaining between the total sum specified in paragraph 4-1, and the payments made pursuant to paragraphs 4-1.1 through 4-1.5. The foregoing notwithstanding, if High Plains has not received at least $312,000.00 in revenue as a result of its operation of the CH Davis #1 oil well, then the amount referred to herein ($161,000.00) will be increased by the difference between the $312,000.00 and the amounts actually received by High Plains as a result of their operation of the CH Davis #1. Further, if High Plains has received over $312,000.00 in revenue, then the overage will be credited against the $161,000.00 described herein.

4-2 Closing. The Parties agree that closing date will be on or before November 30th, 2009 at a location to be chosen by the Parties. High Plains will use its best efforts to provide Alpha with all documents pertinent to the conveyance of the property interests identified herein prior to the closing date, and shall cooperate in preparing and filing the forms and performing any other acts, including transfer of bonds, necessary to obtain approval of a transfer of the herein described property interests to Alpha. High Plains will initiate the preparation of these forms. In addition, the Parties shall cooperate in preparing and filing any other documentation and on any other actions necessary to effectuate the sale and purchase of the property interests, and shall engage in the duties and obligations set forth herein, including any conveyance or assignment. The Parties shall cooperate with each other in obtaining the approval(s) to be sought in order to implement this Agreement, including the furnishing of data and records (not competitively sensitive or otherwise proprietary in nature as determined in each Party's reasonable discretion) which may be required to properly plug and abandon any wells so as to allow mining through the wells, or to respond to any data request or regulatory requirement to obtain the approvals contemplated herein. The Parties shall consult with each other in connection with the performance of their obligations under this Agreement. Neither Party shall have any right to supervise, direct, or control the performance of the other Party hereunder. Nothing in this Agreement shall be construed as creating an employment relationship, partnership, or joint venture between the Parties. Neither Party is authorized to act on behalf of the other in any other matter whatsoever.

PART FIVE. POSSESSION, OBLIGATIONS AND AGREEMENTS

5-1 Possession of the Leased Premises. High Plains shall have the right to use and occupy those portions of the Surface Estates necessary to conduct its Coal Bed Methane extraction operations until Alpha notifies High Plains in writing that it will be taking the wells out of service, or otherwise significantly affecting the wells' production. Alpha will provide such notice at the earliest possible date, but in no case less than 120 days prior to the date Alpha intends to use the Surface Estates.

5-2 Right to Use the Surface Estates.

5-2.1 Alpha's Rights. Alpha, or its affiliates, subsidiaries, and assigns, shall be entitled to use as much of the Surface Estates as is reasonable and necessary to conduct mining operations thereon including the rights to prospect for, extract, remove and market coal within, under, and from the Surface Estates, and to conduct thereon such operations as may be necessary or convenient in connection with the surveying, prospecting for, exploring for, stockpiling, storing, storing for transportation, transporting, removing, developing, blasting and mining by underground, open pit, strip mining, or other surface mining methods, coal within, under and from the Surface Estates, together with the right to construct, maintain, drill for, blast for, and use upon, within and over said property, any facility deemed necessary by Alpha including, but not limited to, machinery, tools, engines, pipe, power and communication lines, roadways, water wells, refining plants, camp facilities, haulage ways, tailings ponds, shafts, tunnels, inclines, adits, drifts, pits, solid waste disposal pits, pipelines, ditches, drains, gates, fences, shops, yards, poles, conveyor systems, rails, tramways, water pipes, conveyor belts, mine buildings conduits, and any and all other equipment, structures, or facilities now or yet to be developed (all of the above being included within the term "facilities"), together with the right to remove said facilities and the right to use such water as may be needed from the Surface Estates, ingress and egress as Alpha may need for the purposes hereunder including the right to enter and use said Surface Estates for environmental and regulatory permitting, for the installation of access roads, dewatering wells, pipelines, powerlines, and, subject to the rights and limitations, for Overstrip from its own adjacent mining operations, and further providing that Lessee shall have no right to divert, pump, or drain water onto Alpha owned property without the prior written consent of Alpha. High Plains will be able to drain water until notified by Alpha.

5-2.2 High Plains Rights. High Plains, or its affiliates, subsidiaries, and assigns, shall have the right to access and utilize so much of the surface of the Surface Estates which will allow it to efficiently conduct its own gas extraction operations and to meet environmental needs. These rights include, but are not limited to, the right to operate existing wells, pipelines, pumping stations, and the right to use existing roads to access the designated CBM Wells.

5-2.3 Rights of Record. The rights of the Parties enumerated in this Agreement are expressly subject to all rights of record, including patent reservations, easements, rights-of-way, mineral reservations and conveyances, and oil, gas, and mineral leases; and further subject to appropriate Government permits and limitations.

5-3 Diligent Operations. High Plains agrees to diligently produce the CBM Wells, to ensure optimum recovery of the mineral resource in a timely and expeditious manner.

5-4 No Other Operations. Neither High Plains nor its successors, assigns, or affiliates will drill any additional CBM wells, oil wells, or other gas wells, or engage in any other mineral recovery operations on the Surface Estates.

5-5 Fencing. High Plains agrees that it shall construct a fence or fences surrounding the boundaries of its wells, and to maintain such fence or fences in good repair.

5-6 Major Improvements. High Plains agrees not to erect, construct or otherwise place any major and permanent improvement, including without limitation, CBM, gas or oil wells, processing plants, ponds, pipelines or pumping stations, in, on, or under the Surface Estates without the prior written consent of Alpha, and shall remove any and all other improvements, machinery, equipment, fencing and other properties (collectively, the "Property") placed by it or its contractors on the Surface Estate at Alpha's request.

5-7 Assignment of Agreement. High Plains shall not assign this Agreement, or any rights granted herein, without the prior written consent of Alpha, which consent shall not be unreasonably withheld.

5-8 Arbitration Required. The Parties hereto expressly agree that, in the event of any disagreement related to the interpretation or the application of this agreement, they will utilize arbitration, with a single arbitrator, for resolving their disputes. The parties will share the fees and expenses of the arbitrator. The arbitrator's decision will be final, binding, and non appealable.

5-9. No Warranty; "As Is, Where Is". Prior to execution of this Agreement, Alpha acknowledges that it, or its designated agent, consultant or contractor, inspected the Wells and the Systems, and, subject to the representations made herein, accepts the Wells "as is, where is," with all faults and without any warranties, express or implied, including the warranty of merchantability or fitness for a particular purpose or use.

5-10. Plugging, Abandonment and Reclamation. Alpha, for itself and for its successors and assigns, agrees to take on the obligations of plugging and abandoning the Wells and reclaiming the Land, in full compliance with all laws, rules and regulations and orders as promulgated by any governmental agencies, in accordance with good, workmanlike, customary, safe and industry standard practices, and compliance with all terms and conditions of any instruments or agreements relating to the Wells or oil and gas rights related thereto. Alpha shall not release or dispose of hazardous substances, pollutants, contaminants or any petroleum products or wastes, in, on or under the Lands as a result of Alpha 's activities upon the Lands. All such work by Alpha shall be at its

sole cost and expense, and the Lands shall be kept free and clear of any and all liens as a result of such work.

5-11. Notice and Proof of Plugging. Prior to conducting any plugging or abandonment of the Wells, the Alpha shall notify the surface owner, the lessee of record, and any other required persons in accordance with applicable laws and regulations. Alpha shall provide an affidavit of plugging and proof of filing to applicable governmental agencies for the Wells and shall provide a copy thereof to High Plains.

5-12. Access to Land. High Plains hereby grants and authorizes to Alpha for the purposes of abiding by and giving Alpha the full benefit of the terms of this Agreement, any and all rights of ingress into, and egress from, the Wells, howsoever acquired and whether such rights of ingress and egress are express, implied at law or equity, or prescriptive in nature. Alpha agrees to abide by the applicable terms and conditions of any instruments or agreements relating to the Wells or oil and gas rights or rights of ingress and egress in exercising its rights under this Agreement. Alpha is expressly acquiring from High Plains all leasehold or other property interests of any kind whatsoever now owned by High Plains in the oil and gas rights on or under the leases, Wells, or in the Systems related to the Lands or Wells. All rights granted to Alpha herein are subject to the applicable terms and conditions of any instruments or agreements relating to the Wells or Systems, or related oil and gas rights, and Alpha agrees to be bound thereto. Except as otherwise expressly stated in this Agreement, Alpha is accepting all obligations to the landowner(s) of the Lands and all liabilities arising out of High Plains' operations on the Wells or Systems prior to the date of this Agreement.

5-13. High Plains' Representations. Seller represents to Buyer that to its knowledge (i) there are no pending causes of action, claims, orders, proceedings or suits related to the Wells, (ii) there has been no written notice of or ongoing investigation related to the release or disposal of hazardous substances, pollutants, contaminants or any petroleum products or wastes, in, on or under the Lands as a result of Seller's past operations upon the Lands, and (iii) there are no violations pending by any agency related to the Wells.

5-14. Regulatory Actions. Upon the execution and delivery of this Agreement, Buyer shall notify the proper state authority of the transfer of the Lands, Wells, and Systems by promptly making the appropriate statutory filing(s) with the Wyoming Oil and Gas Commission so that the Seller's bond will be released. Buyer agrees to secure the appropriate bond or bonds for the Lands, Wells, and Systems as required by the State of Wyoming. All actions necessary to transfer permits or to otherwise transfer the Lands, Wells, and Systems from the Seller to the Buyer shall be undertaken by the Parties, including any actions required after the herein described consideration has been paid.

SECTION SIX. STANDARD TERMS AND CONDITIONS.

Land Company, P.O. Box 3039, Gillette, WY 82717, Attn: Land Manager. All notices to be served on Lessee may be served in the same manner, addressed to High Plains.

6-7 Interpretation of Agreement. This Agreement and the rights and obligations thereunder of the parties hereto shall be construed in accordance with and governed by the laws of the State of Wyoming.

6-8 Liens and Encumbrances. Alpha covenants that there are no liens, encumbrances or taxes due on the Surface Estates, except taxes not yet payable. High Plains covenants that it will not cause any liens or encumbrances to be placed on the Surface Estates during the Term of this Agreement.

6-9. Binding Effect; Time of Essence. It is understood between the Parties to this Agreement that all conditions and provisions between the Parties shall extend to and be binding upon their successors and assigns. Time is of the essence with respect to both Seller and Buyer in performing the obligations under this Agreement.

6-10 Compliance with Regulations. The Parties agree to carry on their respective operations upon and under the Surface Estates in a good and workmanlike manner and shall fully comply in its operations hereunder with all laws and regulations now existing or hereafter enacted or adopted by federal, state or local authorities and shall have the right, without any charge therefore or claim of damage to the Surface Estates to do and perform, with respect to the Surface Estates, whatever may be required or may be deemed by Alpha to be required or advisable, in order to comply with any state or federal laws, regulations or orders of any competent governmental authority. High Plains' compliance or non-compliance with the requirements of this paragraph.

6-11 Entire Agreement. This Agreement, together with Exhibits, contains the entire agreement between the Parties hereto with respect to the transactions contemplated hereby and may not be modified or amended except by an instrument in writing signed by each of the parties hereto.

6-12. No Third-Party Beneficiaries. This Agreement does not confer any benefit on any third party, including without limitation, any owner or lessee of coal, wells, or oil and gas rights and no person will be entitled to rely on this Agreement, receive any benefit from it or enforce any provision of it against Buyer or Seller.

6-13. No Construction against Drafter. This Agreement is the result of negotiations between the Parties. The rule of contract construction that an instrument is to be construed more strictly against the drafter shall not apply to this Agreement.

6-14. Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the Parties hereto, all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized on this 9th day of December, 2009.

ALPHA WYOMNG LAND COMPANY, LLC.

BY: ______________________
ITS: VP

HIGH PLAINS GAS LLC

BY: ______________________
ITS: Manager Member

STATE OF WYOMING)
)
COUNTY OF CAMPBELL)

The foregoing instrument was acknowledged before this 9th day of December, 2009, by STEVEN Y. RENNELL, Vice President of Alpha Wyoming Land Company.

WITNESS my hand and official seal?

NOTARY PUBLIC
CECELIA L. SZYMUSIAK
STATE OF WYOMING
COUNTY OF CAMPBELL
My Commission Expires Jan 26, 2010

My Commission expires: January 26, 2010

STATE OF WYOMING)
)
COUNTY OF CAMPBELL)

The foregoing instrument was acknowledged before this 9 day of December, 2009, by Mark Hettinger, Manager Member of High Plains Gas LLC

WITNESS my hand and official seal?

BILLIE WALTER - NOTARY PUBLIC
COUNTY OF CAMPBELL
STATE OF WYOMING
My Commission Expires Dec. 28, 2010

My Commission expires: Dec 28 2010

Exhibit A

Wyoming 0313773 (aka WYW0313773)

T. 51 N., R. 72 W., 6th P.M.

Sections:	21:	All
	22:	S1/2
	23:	S1/2
	26:	All
	27:	All
	28:	NE1/4
	34:	All
	35:	All

Containing 3250 acres, more or less.